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                                                                    EXHIBIT 99.1



March 25, 2002



Securities and Exchange Commission
Washington, D.C. 20549


         Arthur Andersen LLP made the following representation to SpectraLink Corporation and its wholly owned subsidiary pursuant to Temporary Note 3T to
Section 210.2-02 of Regulation S-X on March 25, 2002:


"We have audited the consolidated financial statements of SpectraLink Corporation and Subsidiary as of December 31, 2001 and for the year then ended and have issued our report dated January 18, 2002 (except with respect to the matter discussed in Note 9, as to which the date is March 20, 2002). We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."


/s/ NANCY K. HAMILTON
---------------------
    Nancy K. Hamilton

Vice President of Finance and Administration and Secretary and Treasurer